Company Contact:	CCG Investor Relations:
China Botanic Pharmaceutical Inc.	Mr. Mark Collinson, Partner
Ms. Portia Tan, IR Contact	Phone: +1-310-954-1343 (Los Angeles)
Tel: 86-451-8260-2162	Email: mark.collinson@ccgir.com
Email: ir@renhuang.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

For Immediate Release

China Botanic Pharmaceutical Reports First Quarter Fiscal Year 2011 Results
▪ Sales grew 32.1% year-over-year to a record $22.6 million
▪ Net Income rose 48.3% year-over-year to a record $10.9 million
▪ Reaffirms Guidance for FY 2011

Harbin, China – March 17, 2011 – China Botanic Pharmaceutical Inc. (AMEX: CBP) (formerly Renhuang Pharmaceutical, Inc.) ("China Botanic" or the "Company"), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines (“TCM”) in China, today announced financial results for the three months ended January 31, 2011, and reaffirmed guidance for its full fiscal year ending October 31, 2011.

First Quarter 2011 Highlights and Recent Events

▪	Net sales increased 32.1% year-over-year to $22.6 million

▪	Gross profit increased 45.8% to $13.8 million from $9.5 million in the first quarter of fiscal year 2010

▪	Gross margin increased to 61.1% from 55.3% a year ago

▪	Net income rose 48.3% to $10.9 million or $0.29 per diluted share

▪	New products, including Qing Re Jie Du Oral Liquid, Compound Schisandra Tablets, Ginseng and Deer Antler Extract and Badger Fat accounted for 15.0% of gross sales in the first quarter of fiscal 2011

▪
The Company passed the annual assessment for the High-Technology Enterprise certificate and will continue to enjoy a preferential tax rate in fiscal 2011.  This rate of 15%, commencing on January 1, 2011, is notably lower than the statutory income tax rate of 25 percent, but higher than the zero percent rate the company enjoyed in fiscal 2010

“We are pleased to report strong financial performance for the first quarter and begin fiscal 2011 on a positive note. We achieved substantial revenue and net income growth. This was driven by strong market demand which allowed us to increase in our average selling prices, thus enhancing our overall gross margin,” said Mr. Shaoming Li, Chairman and Chief Executive Officer of China Botanic.  “In the first quarter of 2011, we focused on our marketing efforts to further strengthen demand for our products and increase market acceptance. Our core ginseng series remains very competitively priced.  In addition, our new products have been well accepted in the market and continue to increase their overall revenue contribution.”

First Quarter Fiscal 2011 Results

During the three months ended January 31, 2010, net sales increased 32.1% to $22.6 million, from $17.1 million during the same period in 2010.  The rise was mainly attributable to increased demand for the Company’s products and growing market acceptance of the Company’s product portfolio as a result of its increased marketing efforts. In addition, increases in average selling prices of the Company’s products contributed to the first quarter’s strong sales growth.

Gross profit increased 45.8% to $13.8 million compared to $9.5 million in the first quarter of fiscal 2010. Gross margin increased to 61.1% as compared to 55.3% in the same period of 2010. The growth in gross profit was mainly driven by price increases across all of the Company’s products. The increase in gross margin was a result of a modest increase in raw material prices which was more than offset by significant increases in selling prices.

Operating expenses for the first quarter of fiscal 2011 were $2.2 million, as compared to $2.1 million in the same period last year. Sales and distribution expenses rose to $1.3 million from $1.1 million a year ago. The spending increase reflected the Company’s efforts to expand its distribution network, market share, and awareness of its premium quality products. General and administrative expenses decreased $0.2 million or 19.2%. Research and development expenses were $0.18 million, up from $0.15 million in the year ago period, reflecting the Company’s continued commitment to build a strong pipeline of new products.

Operating income in the first quarter was $11.6 million, compared to $7.4 million in the first quarter of 2010. Operating margin increased year-over-year to 51.5% from 43.0%. The Company incurred income tax expenses $0.7 million in the first quarter of fiscal 2011, compared to no taxes paid for the first quarter 2010, due to the 15% tax rate imposed effective January 1, 2011. For the first quarter ended January 31, 2011, net income increased 48.3% to $10.9 million, or $0.29 per diluted share, from $7.4 million, or $0.20 per diluted share for the same period a year ago.

Financial Condition

The Company invested significantly during the first quarter of fiscal 2011 to increase its future production capacity and R&D resources and enable future growth in output.  Approximately $7.6 million was invested in the exclusive rights to ginseng production from 6,667 hectares of ginseng-producing land for the next 30 years and 67 hectares for ginseng agricultural research.  Approximately $7.6 million was invested in the land use rights, property and plant for the Company’s Ah City facility and approximately $1.9 million in payments were made for Ah City Phase Two projects for Siberian Ginseng product development and industrialization.

As of January 31, 2011, following these investments, the Company had cash and cash equivalents of approximately $12.4 million and total current assets of approximately $46.4 million. As of January 31, 2011, China Botanic had working capital of approximately $41.9 million as compared to $47.1 million for the fiscal year ended January 31, 2010.  The Company had no long-term debt on its balance sheet as of January 31, 2011. Shareholders' equity stood at $81.4 million, compared with $69.8 million as of January 31, 2010. Net cash flow from operating activities for the quarter ended January 31 2011 was $1.3 million compared to $9.6 million for the quarter ended January 31, 2010, primarily reflecting an increase in trade receivables related to sales growth and an increase in inventories as the Company accumulated raw materials during the main harvest season for its Ginseng product series in anticipation of increased production and sales in fiscal 2011.

Business Outlook

“We expect to continue to deliver strong revenue and net income growth for the rest of fiscal year 2011, largely driven by increased market demand for botanical and traditional Chinese medicines and the maintenance of higher price levels for our products. We plan to introduce new products during the year based on our ongoing market research and testing. We believe we have a stable customer base and our average selling prices are still lower than those of most competitors.  Due to our low cost manufacturing advantage, we still have some room to manage a healthy level of gross margin despite any increase in raw material prices.  Our intense marketing efforts have resulted in strong market acceptance of our new and existing products and facilitated sales volume growth in a number of cases despite price increases,” said Mr. Li. “We are confident that we will achieve our goals for fiscal 2011 and reaffirm our previously disclosed fiscal 2011 guidance for revenue in the range of $70.6 million to $71.7 million, and after-tax net income of $22.9 million to $23.2 million.  These figures represent a 28% to 30% increase from fiscal 2010 revenue of $55.2 million and net income of $17.9 million. Our guidance does not take into account the impact of any potential acquisitions.”

Conference Call

China Botanic will host a conference call at 9:00 a.m. Eastern Time on Thursday, March 17, 2011, to discuss financial results for the first quarter of fiscal year 2011, ended January 31, 2011. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-394-2209. International callers should dial +1 706- 758-1481. The conference ID number for the call is 50917605.

If you are unable to participate in the call at this time, a replay will be available on Thursday, March 17, 2011 at 10:00 am Eastern Time, through Thursday, March 31, 2011. To access the replay, dial 800-642-1687. International callers should dial +1 706-645-9291. The conference ID number for the replay is 50917605.

ABOUT CHINA BOTANIC PHARMACEUTICAL INC.

China Botanic Pharmaceutical Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines (“TCM”), in the People's Republic of China. All of the Company’s products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China.  For more information, please visit www.renhuang.com.

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and financial performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company’s ability to manage expansion of its operations effectively, and other factors detailed in the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

- Financial Tables Follow-

CHINA BOTANIC PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the three months ended January 31,
	2011	2010
	US$	US$
	(Unaudited)	(Unaudited)

Sales, net	22,625,060	17,132,614

Cost of goods sold	8,807,787	7,652,638

Gross profit	13,817,273	9,479,976

Operating and administrative expenses:
Sales and distribution	1,329,179	1,138,981
General and administrative	659,882	816,969
Research and development	180,674	152,364
Total operating expenses	2,169,735	2,108,314

Income from operations	11,647,538	7,371,662

Other income:
Interest income	24,189	11,467
Non-operating income	-	-
Income before income tax expenses	11,671,727	7,383,129

Income tax expenses	723,432	-
Net income	10,948,295	7,383,129

Other comprehensive income:
Cumulative currency translation adjustments	664,421	2,515

Total comprehensive income	11,612,716	7,385,644

Earnings per common stock- Basic	0.29	0.20
Earnings per common stock - Diluted	0.29	0.20

Weighted average common stock outstanding
Basic	37,239,536	37,239,536
Diluted	37,895,878	37,293,393

CHINA BOTANIC PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	January 31,	October 31,
	2011	2010
	US$	US$
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	12,384,621	27,826,142
Trade receivables, net	26,092,584	19,814,438
Due from related parties	56,424	28,877
Inventory, net	7,425,234	2,645,616
Prepayments
Other receivables, net	459,961	200,994
Total current assets	46,418,824	50,516,067

Property and equipment, net	1,998,403	2,069,460
Intangible Assets	1,935,435	1,953,617
Construction in progress	1,867,392

Deposits	33,701,821	18,605,935

Total assets	85,921,875	73,145,079

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	486,287	333,555
Tax payable	2,073,744	1,064,066
Due to related parties		-
Accrued employee benefits	1,808,409	1,645,192
Warrant Liabilities	155,428	342,770
Total liabilities	4,523,868	3,385,583

Shareholders’ equity
Preferred stock (no par value, 1,000,000 shares
authorized; none issued and outstanding as of January
31,2011 and October 31, 2010,respectively)
Common stock ($0.001 par value, 100,000,000 shares,
authorized; 37,239,536 issued and outstanding as of
January 31,2011 and October 31, 2010, respectively)	37,240	37,240
Additional paid-in capital	7,653,782	7,627,987
Common stock warrants	496,732	496,732
Reserves	3,372,697	3,372,697
Accumulated other comprehensive income	5,433,214	4,768,793
Retained earnings	64,404,342	53,456,047
Total shareholders’ equity	81,398,007	69,759,496

CHINA BOTANIC PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended January 31,
	2011	2010
	US$	US$
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	10,948,295	7,383,129
Adjustments to reconcile net income to operating activities:
Depreciation	94,091	90,599
Amortization	35,253	-
Warrants issued for service		2,344
Option granted to directors	25,796	-
Noncash rental expenses	188,202	-
Warrants liability reevaluation	-187,342
Changes in assets and liabilities:
Decrease in trade receivables	-6,077,469	2,241,436
Decrease in due from related parties	-27,177	538,947
Decrease (Increase) in inventory, net	-4,736,029	-290,982
Decrease (Increase) in prepayments		89,251
Decrease in other receivables, net	-256,099	-262,378
Increase in accounts payable	149,153	121,241
Increase in value added tax payable	996,035	-428,884
Increase in accrued employee benefits	148,081	104,966
Increase(decrease) in other payable	-
Net cash provided by (used in) operating activities	1,300,790	9,589,669

Cash flows from investing activities:
Deposits for land use right and properties	-15,056,160
Increase in construction in progress	-1,859,436
Purchase of property and equipment	-5,171
Net cash used in investing activities	-16,920,767

Cash flows from financing activities:
Proceeds from share issues	-
Net cash provided by financing activities	-

Effect of exchange rate changes on cash	178,456	3,266

Net decrease in cash and cash equivalents	-15,441,521	9,592,935
Cash and cash equivalents, beginning of year	27,826,142	8,111,514
Cash and cash equivalents, end of year	12,384,621	17,704,449

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	-	-

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